EXHIBIT 10.1
Superior Industries International, Inc.
7800 Woodley Avenue, Van Nuys, CA, 91406

Mr. Kerry A. Shiba	September 27, 2010
[Address]

Dear Kerry:

I am pleased to extend this offer of employment to you in the role of Senior Vice President and Chief Financial Officer (CFO) for Superior Industries International Inc.  In this capacity, you will be based in Van Nuys and will be reporting to me, Steven Borick, CEO.

Compensation and Benefits

Your base salary will be $12,500.00 paid bi-weekly, which when annualized is equivalent to $325,000. Additionally you will receive $800 per month car allowance.  Assuming you are continuously employed by Superior through your ninth month of service and have no performance issues, your annualized wage will increase to $350,000, and you will be considered for a title change to Executive Vice President.

Commencing in 2011, you will be eligible for a discretionary annual performance bonus up to thirty-five percent (35%) of your base salary. All earned bonuses are typically paid before the end of the first quarter of the following year and are based on the company’s performance and your performance.

You will be presented with an initial equity award of 4,000 shares of restricted stock (subject to the same terms and conditions as existing grants of restricted stock) and a stock option award of 25,000 shares (subject to our typical vesting schedule) after your date of hire and as soon thereafter as the approval of the Board’s Compensation & Benefits Committee can be obtained.  The exercise price of the stock options is determined by the effective date of the Committee’s approval.

You will be eligible for three (3) weeks of vacation per year, effective on your hire date.

Superior will reimburse your cost for moving your furniture and personal belongings from your condominium in Indiana to Van Nuys, CA (including the surrounding area), provided that such cost shall not exceed $15,000.

As an employee of Superior Industries, you will be eligible to participate in our medical, dental, life and long-term disability insurance programs.   A 401(k) plan is offered to assist you in your long-term financial planning.  In addition, although Superior’s current SERP is under review, you will participate in the revised or new SERP program after it is approved by the Compensation & Benefits Committee.

Start Date/Work Location

Should you accept our offer we would hope you are in a position to start work on October 7, 2010, if your schedule will permit.

Contingencies

Our offer is contingent upon your satisfactory completion of a toxicology-screening exam.  Superior conducts extensive work history and criminal background checks.  Our offer of employment is contingent on satisfactory results being obtained from these verifications.

The Immigration Reform and Control Act of 1986 requires Superior Industries to verify the identity of every new employee and their legal right to work in the United States.  Your employment is conditional upon your ability to provide us with the necessary proof of your right to work in the United States within three days of starting work.

Employment

All new executive-level employees are subject to a nine-month new hire introductory period.  Completion of the nine month introductory period does not constitute an employment contract and the probationary period does not guarantee that you will be employed for nine months.  Instead, employment with the Company is at-will and is not for any fixed period of time.  Employees may terminate their employment at any time for any reason.  The Company may terminate any individual’s employment at any time for any reason. Your employment will be conditional upon your signing an agreement relating to your at-will employment status. Should you terminate your employment at your will before March 31, 2011, all costs associated with the relocation must be repaid to Superior Industries and may be withheld from your final paychecks.

This offer is valid for 7 days from the date mailed.  If you find the terms of our offer acceptable, please acknowledge by signing below and return one copy of this letter to me.  This letter represents all terms associated with this offer of employment.  If you have any questions or concerns about the offer, please call me.

Kerry, we want you to know that all of us at Superior with whom you met are very excited that you are considering continuing your fine career with Superior Industries.  We look forward to your prompt acceptance and the beginning of a new and prosperous chapter for both Superior and you.

Sincerely,

/s/ Steven J. Borick
Steven Borick
Chairman, CEO and President
Superior Industries International, Inc.

ACKNOWLEDGED & ACCEPTED:

/s/ Kerry A. Shiba
Kerry A. Shiba

Date:  September 28, 2010